EXHIBIT 99.2



                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


   Negotiations with ORIX Continue as CRIIMI MAE Proceeds to Brascan Closing

ROCKVILLE, Md., Jan. 6, 2003 -- CRIIMI MAE Inc. (NYSE: CMM) said today that the Board's Special Committee, comprised of its unaffiliated directors, will continue to negotiate with ORIX Capital Markets LLC ("ORIX") regarding the ORIX proposal to purchase CRIIMI MAE's common and preferred shares, even though ORIX has thus far refused to eliminate certain conditions and contingencies in its proposal which could lead to ORIX walking from a transaction.

During weekend negotiations, lasting as late as Sunday night, ORIX continued to resist certain requests of the Special Committee, including that ORIX delete an unacceptable material adverse change clause from its latest proposal to CRIIMI MAE. This clause could give ORIX an unlimited number of "outs" from any proposed transaction.

Despite statements in an ORIX press statement issued Sunday, the Special Committee did not reject the latest ORIX proposal.

The Special Committee believes that, unless any proposed ORIX transaction is sufficiently free of conditions and contingencies, it would be imprudent to jeopardize the Company's existing agreements to recapitalize and refinance the Company. The Brascan transaction is due to close on or before January 15, 2003. The Special Committee has told ORIX that even before it could negotiate with ORIX seriously about the price and other aspects of the ORIX proposal, ORIX must commit to closing with a sufficient degree of certainty.

CRIIMI MAE currently has a definitive Investment Agreement with an affiliate of Brascan Real Estate Finance Fund ("BREF") and a commitment letter with Bear, Stearns & Co., Inc. ("Bear Stearns") to recapitalize and refinance the Company (the "Brascan transaction").

BREF and Bear Stearns have completed their initial due diligence. While the Special Committee continues to negotiate with ORIX, the Company is continuing to proceed toward a closing of the Brascan transaction.

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On Friday, January 3, 2003, the Special Committee rejected ORIX's December 27 proposal to acquire a substantial portion of the Company's commercial mortgage-backed securities ("CMBS") assets for an aggregate purchase price of $520 million, and said it is considering a revised proposal ORIX made January 2, 2003 to purchase CRIIMI MAE's common and preferred stock. During weekend negotiations on January 4th and 5th, the Special Committee repeatedly asked ORIX to submit an amended proposal that eliminates certain "outs."

In addition, the Special Committee continues to assert that closing the Brascan transaction would not preclude the Company's ability to consider subsequent asset or stock sales.

CRIIMI MAE Inc. (NYSE:CMM) is a commercial mortgage company based in Rockville, Md. CRIIMI MAE holds a significant portfolio of commercial mortgage-related assets and performs, through its servicing subsidiary, mortgage servicing functions for $17.7 billion of commercial mortgage loans. During the late 1990s, CRIIMI MAE was the largest buyer of CMBS. It also originated commercial real estate mortgages, pooled and securitized commercial mortgages and executed three of the commercial real estate industry's earliest resecuritization transactions.

Brascan Real Estate Finance Fund (BREF) is a private funds management company established by Brascan Corporation (NYSE:BNN, TSX:BNN.A) and a management team led by Barry Blattman to acquire high yield real estate investments. Brascan Corporation is a North American based company which owns and manages assets which generate sustainable cash flows. Current operations are largely in the real estate, power generation and financial sectors. Total assets exceed $23 billion and include 55 premier commercial properties and 38 power generating facilities. In addition, Brascan holds investments in the resource sector. Brascan's publicly traded securities are listed on the New York and Toronto stock exchanges.

The Bear Stearns Companies Inc. (NYSE: BSC), founded in 1923 and headquartered in New York City, is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading and brokerage firm serving governments, corporations, institutions and individuals worldwide. With approximately $29.6 billion in total capital, the company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales, trading and research, private client services, derivatives, foreign exchange and futures sales and trading, asset management and custody services.

For further information, including CRIIMI MAE's SEC filings, see the company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include anything that may result from the evaluation of the ORIX proposals or possible negotiations with regard thereto; whether the transactions contemplated by the BREF/Bear Stearns transaction will be completed, which is conditioned upon, among other matters, the absence of any material adverse changes, whether the terms contained in all definitive documents will be comparable to those currently contemplated, whether the Company will be able to fully retire its existing recourse debt, and whether the Company will be allowed to continue to utilize its net operating losses if the transactions are completed; the trends in the commercial real estate and CMBS markets; competitive pressures; the ability to access capital; the effect of future losses on the Company's need for liquidity; general economic conditions, restrictive covenants and other restrictions under existing and any future operative documents evidencing the Company's outstanding secured borrowings (including a repurchase agreement); results of operations, leverage, financial condition, business prospects and restrictions on business activities under the operative documents evidencing the Company's secured borrowings; the possibility that the Company's trader election may be challenged on the grounds that the Company is not in fact a trader in securities or that it is only a trader with respect to certain securities and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; the likelihood that mark-to-market losses will increase and decrease due to changes in the fair market value of the Company's trading assets, as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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